T3 Motion, Inc. Closes $4.35 Million Financing

The Company expects that the proceeds of the Financing will be used for general working capital purposes, including the purchase of parts inventory, sales and marketing, and research and development.

Costa Mesa, CA (November 28, 2012) www.t3motion.com - T3 Motion, Inc. (NYSE MKT:TTTM) a producer of clean tech/green tech electric personal mobility vehicles, (the “Company” or “T3”) today announced that it has completed a $4.35 million debt financing to several institutional and accredited individual investors (the “Financing”). The Financing included the conversion of $1,240,750 of existing indebtedness and resulted in $2,875,000 of gross cash proceeds to the Company. In connection with the Financing, the Company agreed to issue to the investors non-interest bearing senior secured convertible debentures due November 27, 2013 (the “Debentures”) in the principal amount of $4.35 million convertible into common stock at $0.10 per share, five-year warrants (the “Warrants”) to purchase up to 43.5 million shares of common stock at an exercise price of $0.10 per share, and 4.35 million shares of common stock. For 18 months, each investor has the right, but not the obligation, to purchase additional Debentures and Warrants up to levels equal to their participation in the Financing.

The Company expects that the proceeds of the Financing will be used for general working capital purposes, including the purchase of parts inventory, sales and marketing, and research and development.

Chardan Capital Markets, LLC acted as the placement agent for the Financing.

Immediately prior to the closing of the Financing, the Company reduced the exercise price of its outstanding Series I Warrants to $0.10 per share.

“T3 Motion continues to lead in the sale of Electric Stand-Up Vehicles (ESV’s) to law enforcement and private security markets. Today’s financing transaction will provide us with working capital to expand our distribution channel and our product roadmap,” stated Rod Keller, Chief Executive Officer of T3 Motion. “We anticipate this strategy will improve revenue performance, expand our addressable markets, and provide better customer access and service.”

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufactures electric stand-up vehicles in Orange County, California. T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, availability of additional equity or debt financing, changes in sales or industry trends, competition, retention of senior management and other key personnel, availability of materials or components, ability to make continued product innovations, casualty or work stoppages at the Company’s facilities, currency exchange rates and other risks described in the Company periodic reports filed with the Securities and Exchange Commission.

Company Contact
Rod Keller
T3 Motion, Inc.
(714) 619-3600

investor@t3motion.com